EXHIBIT 99.1
WSI Industries Announces Leadership Transition
October 12, 2009—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today announced that Benjamin Rashleger has been appointed as President and Chief Operating Officer. Michael Pudil will continue as Chief Executive Officer and Chairman of the Board for the Company. The Company entered into a new employment agreement with Michael Pudil that established a two year transition period that would provide the Company with the opportunity to proactively implement an orderly succession plan.
Michael J. Pudil, Chief Executive Officer, commented: “We are very pleased with the addition of Benjamin Rashleger. Over the past 16 years he has held various positions with Milltronics Manufacturing Company including President & CFO. Over this period, he helped guide the growth and positioned this high-tech machine tool manufacturer for continued success. Looking forward, I have tremendous confidence in Benjamin’s ability to implement the WSI growth strategy that takes full advantage of our strong financial position and established 60 year reputation in the contract machining industry.” In addition to Benjamin Rashleger, Paul Sheely, Chief Financial Officer, will continue to report directly to Michael Pudil.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.
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For additional information:
Michael J. Pudil (CEO) Paul D. Sheely (CFO)
763/295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.